Exhibit 99.1

VIASPACE Invited to Present its Fuel Cell Cartridge Manufacturing & Distribution Strategy at
Major Fuel Cell Conference

PASADENA, Calif., May 9, 2007 – VIASPACE Inc. (OTC Bulletin Board: VSPC - News), a company commercializing proven technologies from NASA and the US Department of Defense into hardware and software solutions, has been invited to lead a discussion of the company’s role in creating a global manufacturing and distribution infrastructure for direct methanol fuel cell fuel cartridges at a major international conference on next generation power sources. VIASPACE CEO Dr. Carl Kukkonen will present the company’s innovative disposable fuel cartridge strategy for fuel cell-powered portable electronics at the Asia Battery/Fuel Cell Markets event in Singapore on May 29th.

Scheduled presenters and sponsors for the Asia Battery/Fuel Cell Markets conference include BASF Fuel Cell, Lenovo, Frost & Sullivan, Nissan Motor Co., the Institute of Fuel Cell Technology, and VIASPACE subsidiary Direct Methanol Fuel Cell Corporation.

At the event market research firm Frost & Sullivan is scheduled to report on fuel cell markets and development trends, focusing on commercialization of fuel cells for portable devices, emerging fuel cell markets and implications for the energy industry. According to its recent report entitled, “World Micro Fuel Cell Market for Consumer Portable Devices”, the market is expected to produce 72.0 million unit shipments by 2010, with that figure quadrupling by 2013 due to a ramp-up in commercialization. Current battery chemistries are struggling to satisfy the increasing power needs of devices including notebook computers, cellular/converged phones, personal digital assistants (PDAs), portable audio/video, digital imaging and other portables. Frost & Sullivan asserts that micro fuel cell technology represents a significant advance with immense potential to meet rising consumer demand for increased power, longer run times and a safer power option for these devices.

Many companies including Fujitsu, Hitachi, LG, NEC, Samsung, Sanyo and Toshiba have demonstrated portable electronic devices using direct methanol fuel cells. Hitachi has announced the intention to go into initial production this year. Overall, the Asian companies have invested hundreds of millions of dollars and have in-house R&D teams working on direct methanol fuel cells and direct methanol fuel cell-powered products.

A micro fuel cell converts the chemical energy of fuel such as methanol or hydrogen into electrical energy. Methanol fuel cells are expected to gain a substantial market share because they offer operating time two to three times longer than current lithium ion batteries, can support the increased power demands of additional features, are small in size, produce no harmful emissions, and may be instantaneously recharged by simply replacing the disposable fuel cartridge.

VIASPACE subsidiary Direct Methanol Fuel Cell Corporation (DMFCC) is engaged in developing, manufacturing, distributing and obtaining safety certification for disposable methanol fuel cartridges to provide the energy source for laptop computers, cell phones and other portable electronic devices powered by direct methanol fuel cells. DMFCC is establishing a leadership position in this growing market by providing the global fuel cartridge manufacturing, distribution and sales infrastructure the industry requires. The company has licensed a large intellectual property portfolio including 59 issued and 59 pending patents on direct methanol fuel cell technology from Caltech and the University of Southern California. DMFCC offers patent protection for OEMs and manufacturers of direct methanol and other liquid hydrocarbon fuel cells.

Dr. Carl Kukkonen, CEO of VIASPACE, commented: “The lack of a global fuel cartridge supply infrastructure and intellectual property protection are two of the remaining hurdles facing the rapidly emerging micro fuel cell industry. VIASPACE is working to solve both issues. We have focused our extensive expertise on the design and certification of highly innovative disposable methanol fuel cartridges and established a global network of manufacturing and distribution partners who have existing long-term relationships with fuel cell and portable electronics OEMs.”

Dr. Kukkonen continued: “VIASPACE has licensed an extensive portfolio of intellectual property on direct methanol fuel cell technology. The patents are very early and very broad and we believe will apply to the direct methanol fuel cells being commercialized today. Our strategy is to establish business arrangements with manufacturers of fuel cells and portable electronics to use cartridges produced and distributed by VIASPACE and our partners in exchange for crucial patent protection. VIASPACE is working to establish the global fuel cartridge infrastructure, IP protection, certification and standardization the industry requires for mass commercialization of micro fuel cells. We look forward to presenting our strategy at the Asia Battery/Fuel Cell Markets conference and connecting with the fuel cell manufacturers and distributors, electronics manufacturers, automotive manufacturers, and component and materials suppliers expected to attend.”

VIASPACE recently announced its expanded commitment to energy-based products as a major business focus based on positive initial feedback for its fuel cell power source and humidity sensor technologies from potential customers in several market sectors including major auto manufacturers, automotive test systems providers and fuel cell developers. The company has established VIASPACE Energy as a business unit to accelerate the growth of its existing direct methanol fuel cell cartridge business and fuel cell humidity sensor product line and to pursue new opportunities identified within the $55.4 billion clean energy sector.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com

Investor Relations contact:
Dr. Jan Vandersande, Director of Communications
800-517-8050
IR@VIASPACE.com

Press contact:
Dr. Carl Kukkonen, CEO
626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.